EXHIBIT 10.3

Non-employee Directors Deferred Compensation
and Equity Award Plan

The Non-Employee Directors Deferred Compensation and Equity Award Plan filed as Exhibit 10.1 to the Company’s Report on Form 10-Q for the quarter ended March 31, 2007 contained an error.  Section 5(c) of the Plan has been corrected to provide that Restricted Stock Units awarded to an Eligible Director on his or her initial election to the Board vest on the grant date, rather than on the first anniversary of the grant date as indicated in the previously filed Plan.  The corrected Plan is filed as Exhibit 10.3 to this Report on Form 10-Q for the quarter ended June 30, 2007.

APEX SILVER MINES LIMITED

NON-EMPLOYEE DIRECTORS DEFERRED COMPENSATION
AND EQUITY AWARD PLAN

1.             Purpose.

(a)           Apex Silver Mines Limited (“Apex”) has established this Non-Employee Directors Deferred Compensation and Equity Award Plan (the “Plan”).

(b)           The purpose of the Plan is to enable members of the Board of Directors (the “Board”) who are not Apex Employees (“Eligible Directors”) to defer receipt of compensation for their services as Directors of Apex and to enable Apex to provide part or all of the compensation for the Board service of Eligible Directors by agreeing to issue to such Eligible Directors Apex’s ordinary shares, par value $0.01 per share (“Shares”).

(c)           This Plan has been established pursuant to the Apex Silver Mines Limited 2004 Equity Incentive Plan (“Incentive Plan”), and all rights to acquire Shares and Shares issued pursuant to this Plan constitute awards granted and shares issued under the Incentive Plan.

2.             Definitions

(a)           “Annual Fee” means the number of Shares, including fractional Shares, whose Fair Market Value, determined in accordance with the Plan, is equal to that portion of the  annual retainer payable to members of the Board in Shares, as determined from time to time by the Board or an authorized Committee.

(b)           “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(c)           “Committee” means an existing or newly formed committee of two or more Independent Directors appointed by the Board.

(d)           “Employee” means any person employed by Apex or a Subsidiary of Apex.  Service as a director or payment of a director’s fee by Apex or a Subsidiary of Apex alone shall not be sufficient to constitute “employment” by Apex or a Subsidiary of Apex.

(e)           “Fair Market Value” means, as of any date, the value of the Shares determined as follows:

(i)            If the Shares are listed on any established share exchange, or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of Shares shall be the closing sales price for such share (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in Shares if such shares are traded on more than one such exchange or market) on the last market trading day prior to the day of determination, as reported by such exchange or market or such other source as the Board reasonably deems reliable.

(ii)           In the absence of such markets for the Shares, the Fair Market Value shall be determined in good faith by the Board.

(f)            “Independent Director” means (i) a director who satisfies the definition of Independent Director or similar definition under the applicable share exchange or Nasdaq rules and regulations upon which the Shares are traded from time to time and (ii) a director who either (A) is not a current employee of Apex or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of Apex or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of Apex or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from Apex or an “affiliated corporation” for services in any capacity other than as a director or (B) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(g)           “Initial Election Fee” means the number of Shares, including fractional Shares, whose Fair Market Value, determined in accordance with the Plan, is equal to the initial fee payable to each Eligible Director on the effective date of initial election to the Board, as determined from time to time by the Board or an authorized Committee.

(h)           “Plan” means this Apex Silver Mines Limited Non-Employee Directors’ Deferred Compensation and Equity Award Plan.

(i)            “Restricted Stock Unit” means a Share credited to the Award Account or the Fee Account in accordance with this Plan.

(j)            “Subsidiary” means with respect to any person, a corporation the majority of whose share capital with voting power, under ordinary circumstances, to elect directors is, at the date of determination thereof, directly or indirectly owned by such person, by a Subsidiary of such person, or by such person and one or more Subsidiaries of such person.

3.             Administration.

(a)           Administration by Board.  The Board shall administer the Plan unless and until the Board delegates administration to a Committee.  The Board may, at any time and for any reason in its sole discretion, rescind all or any portion of such delegation.

(b)           Powers of Board.  The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)            To construe and interpret the Plan and any agreements issued pursuant to the Plan and to establish, amend and revoke rules and regulations for their administration.  The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(ii)           To amend the Plan as provided in Sections 12 and 13.

(iii)          To waive in its sole discretion, at any time and from time to time, with respect to any one or more annual award or election award pursuant to Section 5 of the Plan,  the vesting requirement set forth in Section 5(c) of the Plan, and to permit Restricted Stock Units to vest on an earlier date, including the date of grant.

(iv)        Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of Apex which are not in conflict with the provisions of the Plan.

(c)           Delegation to Committee.  The Board may delegate administration of the Plan and its powers and duties thereunder to a Committee or Committees, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated.  Upon such delegation, the Committee shall have the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be deemed to include the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board.  In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under this Plan, except respecting matters under Rule 16b-3 of the Exchange Act or Section 162(m) of the Code, or any rules or regulations issued thereunder, which are required to be determined in the sole discretion of the Committee.

(d)           Effect of Decision of the Board or a Committee; No Liability.   All determinations, interpretations and constructions made by the Board or a Committee in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.  No member of the Board or a Committee or any person to whom duties hereunder have been delegated shall be liable for any action, interpretation or determination made in good faith, and such persons shall be entitled to full indemnification and reimbursement consistent with applicable law, in the manner provided in Apex’s Memorandum and Articles of Association as the same may be amended from time to time, or as otherwise provided in any agreement between any such member and Apex.

4.             Maintenance of Records.  Apex shall maintain two bookkeeping accounts for each Eligible Director, an “Award Account” and a “Fee Account”, each of which shall be credited in accordance with the terms of this Plan and the elections of each Eligible Director pursuant to this Plan.  Such accounts shall be maintained solely to evidence unfunded obligations of Apex.

5.             Award of Restricted Stock Units.

(a)           Annual Award.  Each year, on the date of the annual meeting of Apex shareholders, the Award Account of each Eligible Director (including newly elected Eligible Directors) shall be credited with such number of Restricted Stock Units as are equal to the Annual Fee.

(b)           Election Award.  On the date of an Eligible Director’s initial election to the Board, the Award Account of such Eligible Director shall be credited with such number of Restricted Stock Units as are equal to the Initial Election Fee.

(c)           Vesting. Restricted Stock Units awarded pursuant to Section 5(a) shall vest on the first anniversary of the date the Restricted Stock Units were granted. Restricted Stock Units awarded pursuant to Section 5(b) shall vest on the grant date.

(d)           Voting.  Restricted Stock Units shall have no voting rights.

6.             Deferral of Fees.

(a)           Deferral Election.

(i)            Any Eligible Director may elect to defer receipt of all or any portion of the cash compensation for services (“Fees”) to be earned by such Eligible Director by indicating such election to Apex on an Election Form supplied by Apex (each a “Deferral Election”). The Deferral Election must specify the Fees to be deferred and the period for which such Fees shall be deferred (each a “Deferral Period”).  Each Deferral Election is irrevocable with respect to the Fees to which it applies.

(ii)           Each Deferral Election must be made no later than the close of the calendar year prior to the first calendar year in which any services will be performed with respect to which Fees are deferred under such Deferral Election; provided that, for the first year in which an Eligible Director becomes eligible to participate in this Plan, the Eligible Director may make an initial Deferral Election within 30 days after the date the Eligible Director becomes eligible to participate in this Plan; and provided further that each Deferral Election shall apply only to Fees payable with respect to services rendered after the date of such Deferral Election.

(iii)          A Deferral Election may be made annually at the Eligible Director’s direction, and shall continue from calendar year to calendar year unless a written request to modify or terminate that election for subsequent calendar years is submitted to Apex on or before December 31 of such year.

(b)           Credit for Amounts Deferred.  The Fee Account will be credited with the number of Restricted Stock Units as are equal to the number of Shares, including fractions, that could have been purchased had the amount of the Fees accrued and deferred been used to purchase Shares on the date on which such Fees would have been earned had they not been deferred, at a price equal to Fair Market Value on such date.  Restricted Stock Units awarded pursuant to this Section 6 shall vest immediately.

7.             Dividends, Distributions and Adjustments.

(a)           Whenever a cash dividend or any other distribution is paid with respect to Shares, the Award Account and Fee Account, as applicable, of each Eligible Director shall be credited with an additional number of Restricted Stock Units equal to the number of Shares that could have been purchased had such dividend or other distribution been paid on each Restricted Stock Unit in the Award Account and Fee Account, as applicable (on the record date for such dividend or distribution) and the amount of such dividend or value of such other distribution been used to acquire additional Shares at the Fair Market Value on the date such dividend or other distribution is paid. The value of any such other distribution on or related to Shares shall, at the option of the Board (or an authorized Committee of the Board), be either determined by the Board or independently established.

(b)           The number of Restricted Stock Units shall be fully adjusted upon the occurrence of any stock split, stock dividend, combination or reclassification, recapitalization, merger or similar event, and shall be appropriately adjusted for the value (determined in the manner provided above with respect to distributions) of any right, privilege or opportunity provided or offered by Apex to holders of Shares.

8.             Delivery of Shares

(a)           Within thirty (30) days following the date on which the Eligible Director ceases to be a member of the Board, a number of Shares equal to the number of vested Restricted Stock Units in such Eligible Director’s Award Account and Fee Account shall be delivered to such Eligible Director, and all unvested Restricted Stock Units shall terminate.

(b)           In the event of an Eligible Director’s death, such Eligible Director’s estate or beneficiary, as appropriate, shall be paid an amount equal to the Fair Market Value on the date of death of a number of Shares equal to the number of the vested and unvested Restricted Stock Units credited to his or her Award Account and Fee Account.

(c)           In the event that an Eligible Director incurs an Unforeseeable Emergency, the Board may direct the immediate lump sum transfer to the Eligible Director of vested amounts (in Shares or in cash equal to the Fair Market Value of Shares) that the Board determines to be necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Eligible Director’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).  The preceding sentence shall be construed and administered in accordance with the requirements of Section 409A(a)(2)(B)(ii) of the Code.  If a Eligible Director has suffered an Unforeseeable Emergency, the Board may, in its sole discretion, authorize the cessation of deferrals by such Eligible Director under the Plan.  “Unforeseeable Emergency” shall mean a severe financial hardship to an Eligible Director resulting from an illness or accident of the Eligible Director, the Eligible Director’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Eligible Director, loss of the Eligible Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Eligible Director.  This definition shall be construed and administered in accordance with the requirements of Code Section 409A(a)(2)(B)(ii).

(e)           Distributions of fractional Restricted Stock Units shall be made in cash.

9.             Alienability. No amount due or payable under the Plan or any interest in the Plan, shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment, lien, levy or like encumbrance. No such amount shall in any manner be liable for or subject to the debts or liability of any Eligible Director. Prior to delivery of Shares by Apex pursuant to Section 9, no Eligible Director shall have any right to transfer or assign any Share, or any right to receive any Share, credited to him or her under this Plan. Any purported assignment shall be null and void.

10.          Eligible Director’s Rights Unsecured. The right of an Eligible Director to receive any cash payment or Shares hereunder shall rank as an unsecured claim against Apex and shall be subject to the claims of general creditors in the event of the bankruptcy or insolvency of Apex.  Assets that may be set aside for Apex’s convenience with respect to the Plan, and bookkeeping accounts maintained pursuant to the Plan, shall not in any way be construed as assets held in trust for, or be subject to any prior claim by, an Eligible Director or beneficiary.

11.          Effective Date. The Plan shall become effective on March 14, 2007.

12.          Section 409A.  Apex intends that payments and benefits payable under the Plan not be subject to the additional tax imposed pursuant to Section 409A of the Code, and the Plan shall be construed in accordance with such intent.  To the extent such payments or benefits could become subject to such Section, Apex shall cooperate with the Eligible Directors to amend the Plan with the goal of providing to the Eligible Directors the economic benefits described in the Plan in a manner that does not result in such tax being imposed. If an Eligible Director is a specified employee of the Company within the meaning of Code Section 409A(a)(2)(B)(i), then when the Eligible Director ceases to be a member of the Board, Share issuance and cash payments hereunder shall be deferred for the minimum amount of time (if any) necessary to avoid the imposition of additional taxes upon the Eligible Director with respect thereto under Code Section 409A.

13.          Amendment and Termination.  The Board or any authorized Committee of the Board may at any time terminate, and may at any time and from time to time and in any respect amend, the Plan for any reason; provided that the Plan may not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, or the rules and regulations thereunder.